Exhibit 99.2

Phibro Animal Health Corporation Announces the Appointment of Dr. George Gunn to its Board of Directors and Declares Quarterly Dividend

TEANECK, N.J., May 11, 2015 (GLOBE NEWSWIRE) – The Board of Directors of Phibro Animal Health Corporation (Nasdaq:PAHC) today announced the appointment of Dr. George Gunn as a Class III director of the company, effective immediately. Dr. Gunn will be an independent director. Dr. Gunn’s appointment expands the Board to 8 directors, 5 of whom are independent directors.  Dr. Gunn will also be a member of the company’s Compensation Committee.

Dr. Gunn has over thirty years’ experience in the animal health industry. Most recently, Dr. Gunn was the global head of Novartis AG’s Animal Health Business Unit from 2004 until 2014 and also served on Novartis’s Executive Committee from 2007 to 2014. In addition to these roles, Dr. Gunn served in various positions at Novartis including head of Animal Health, North America from 2003 to 2004, division head, Novartis Consumer Health, from 2008 to 2011 and head of Corporate Social Responsibility from 2011 to 2014. Previous to his time at Novartis, Dr. Gunn was global head of Animal Health at Pharmacia Corporation for three years and served in various positions at Johnson & Johnson for fifteen years.

“Dr Gunn has long been recognized as one of the most accomplished leaders within the animal health industry and I am excited to welcome him to our Board of Directors,” said Jack C. Bendheim, Chairman of the Board of Directors, President and Chief Executive Officer.

Dr. Gunn currently serves on the Boards of Directors of two companies that are focused on companion animal health — Animalcare Group plc and Nexvet Biopharma plc.

Dr. Gunn holds a Bachelor of Veterinary Medicine and Surgery and a Post Graduate Diploma in Veterinary State Medicine, both from the Royal Dick School of Veterinary Studies in Edinburgh, UK. Dr. Gunn received an honorary doctorate in Veterinary Medicine and Surgery from the University of Edinburgh. He is also a Member of the Royal College of Veterinary Surgeons in the UK.

The Board of Directors of Phibro Animal Health Corporation today also declared a quarterly cash dividend of $0.10 per share on its Class A common stock and Class B common stock, payable on June 24, 2015, to stockholders of record at the close of business on June 3, 2015.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture.

For further information, please visit www.pahc.com.

Contact:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

investor.relations@pahc.com

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